                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-56406

PROSPECTUS SUPPLEMENT NO. 1
---------------------------


                                 $829,823,000

                              DANAHER CORPORATION

                    LIQUID YIELD OPTION (TM) NOTES DUE 2021
                            (ZERO COUPON -- SENIOR)
                                      AND
                          COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated March 16, 2001 of Danaher Corporation relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $829,823,000 aggregate principal amount at maturity of LYONs and the common stock issuable upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                Aggregate
                                            Principal Amount                      Number of Shares    Percentage of
                                             at Maturity of     Percentage of     of Common Stock     Common Stock
                                             LYONs That May         LYONs           That May be      Outstanding(2)
Name                                            be Sold         Outstanding          Sold(1)
----                                        ----------------    -------------     ----------------   --------------
AFTRA HEALTH FUND........................         $   800,000         *                       5,814         *
Bay County PERS..........................             175,000         *                       1,271         *
Brown and Williamson Tobacco Master
  Retirement Trust.......................             200,000         *                       1,453         *
CFFX, LLC................................          10,000,000        1.2%                    72,676         *
Deutsche Banc Alex Brown Inc.............          69,113,000        8.3                    502,285         *
First Union National Bank................          14,700,000        1.8                    106,833         *
Highbridge International LLC.............           5,000,000         *                      36,338         *
Kerr-McGee Corporation...................             750,000         *                       5,450         *
Mainstay Convertible Fund................          11,200,000        1.3                     81,397         *
Mainstay VP Convertible Portfolio........           2,300,000         *                      16,715         *
New York Life Separate Account #7........          1,500,000          *                      10,901         *
Quattro Fund, LLC........................           5,000,000         *                      36,338         *
State of Mississippi Health Care Trust
  Fund...................................           1,475,000         *                      10,719         *
Triborough Partners QP, LLC..............           2,500,000         *                      18,169         *

Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                                  Aggregate
                                              Principal Amount                      Number of Shares
                                               at Maturity of     Percentage of     of Common Stock     Percentage of
                                               LYONs That May         LYONs           That May be       Common Stock
Name                                               be Sold         Outstanding          Sold(1)        Outstanding(2)
----                                          ----------------    ------------      ----------------   --------------
All other holders of LYONs or future
 transferees, pledgees, donees, assignees
 or successors of any such holders (3)(4)...       $622,110,000       75.0%             4,521,246             3.1%

________________
*    Less than one percent (1%).
(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     7.2676 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 142,416,505 shares of common stock outstanding as of February 23, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.
(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

     Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is March 30, 2001.

(TM) Trademark of Merrill Lynch & Co., Inc.